Exhibit 10.12

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of March 24, 2016 (the “Effective Date”), by and between AdvancePierre Foods, Inc. (the “Company” and James L. Clough (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement entered into as of July 8, 2013 (the “Employment Agreement”); and

WHEREAS, the Company, as creditor, and the Executive, as debtor, are parties to that certain AdvancePierre Foods, Inc. Relocation Repayment Agreement entered into on October 14, 2014 (the “Relocation Agreement”), as provided on Exhibit A hereto, pursuant to which a contingent loan exists in the amount of one hundred thousand dollars ($100,000); and

WHEREAS, the parties have agreed to amend the Employment Agreement and terminate the Relocation Agreement effective as of the Effective Date as provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.              Amendments to Employment Agreement.

(a).      Section 13 is hereby inserted into the Employment Agreement, which Section shall read as follows:

“13. Termination Payment.

(a).      Subject to Section 13(b), in exchange for valuable consideration, the sufficiency of which is hereby acknowledged, the Executive agrees to pay the Company one hundred thousand dollars ($100,000) in the event the Executive voluntarily terminates employment with the Company prior to October 14, 2017 or is terminated for Cause prior to such date.

(b).      If prior to October 14, 2017, a transaction occurs during the period of the Executive’s continuous service that results in the vesting and acquisition of restricted shares granted to the Executive in connection with that certain Restricted Share Award Agreement dated November 11, 2013 by and between the Executive and AdvancePierre Foods Holdings, Inc. (formerly known as Pierre Foods Holding Corporation), the following two events shall occur: (i) fifty thousand dollars ($50,000) shall be immediately due and payable from the Executive to the Company, which amount shall be considered a non-contingent payment obligation for purposes of Section 13(c) below; and (ii) the term “fifty thousand dollars ($50,000)” shall be substituted for the term “one hundred thousand dollars ($100,000)” in Section 13(a), which Section shall otherwise remain in full force and effect.

(c)          In the event a non-contingent payment obligation arises under this Section 13, the Executive shall make such payment within fourteen (14) days from the date such obligation arises, after which time interest at the maximum legal rate on any unpaid balance shall be due and owing by the Executive, together with all costs (including collection costs) and attorney’s fees incurred by the Company in the collection of such amounts to the extent permitted by applicable law. The Executive agrees that any amount owing to the Company under this Section 13 may, at the Company’s discretion, be deducted from any monies owing by the Company to the Executive, including any salary, wages, bonuses or vacation pay.

(d).      The Executive acknowledges that he shall be personally and solely responsible for any taxes of any kind incurred as a result of the operation of this Section 13.

(e).       If the Executive remains continuously employed by the Company as of October 14, 2017, this Section 13 shall be null and void ab initio and be of no further force or effect.”

(b). Section 14 is hereby inserted into the Employment Agreement, which Section shall read as follows:

“14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without regard to its conflict of laws provisions.”

2.              Consideration for Amendment to Employment Agreement. As consideration for and subject to the Executive entering into this Amendment, the Company hereby agrees to forgive the contingent loan underlying the Relocation Agreement in its entirety, effective as of the Effective Date, and to terminate the Relocation Agreement without payment thereunder.

3.              Miscellaneous.

(a)         Governing Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Ohio, without regard to its conflict of laws provisions.

(b)         Effect on Agreement. Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect.

(c)          Tax Consequences. The Executive acknowledges that he shall be personally and solely responsible for any taxes of any kind incurred as a result of the operation of this Amendment.

(d)         Counterparts. This Amendment may be executed in or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

AdvancePierre Foods, Inc.		Jim Clough

By:	/s/ Michael B. Sims		/s/ James L. Clough
	(Signature)		(Signature)

Name:	Michael B. Sims		James L. Clough
	(Typed or printed)		(Typed or printed)

Title:	Chief Financial Officer	Title:	President - Foodservice

Date:	3-25-16	Date:	3-25-16